Exhibit 99.1

PERNIX GROUP, INC. ACQUIRES MAJORITY INTEREST IN TRANSRADIO SENDERSYSTEME BERLIN AG

Lombard, Illinois – December 28, 2009 – Pernix Group, Inc. an international company specializing in the construction and power generation markets announced today that it has acquired 53.4% of the outstanding shares of TransRadio SenderSysteme Berlin AG, a company which specializes in the research, development, design and manufacture of AM, VHF/FM and DRM broadcasting systems.  TransRadio delivers customer tailored solutions ranging from transmitters, antennas, power supplies and air-conditioning systems to management of turnkey facilities for the operation of broadcasting stations. TransRadio’s headquarters are located in Berlin, Germany.

Pernix Group’s CEO, Nidal Z. Zayed stated “Our experience building large radio broadcasting facilities for the U.S. Government and other customers worldwide has provided us with an opportunity to work closely with TransRadio. Our knowledge and experience with the management team and products of TransRadio was an important consideration in this acquisition. We believe that this acquisition complements our existing construction market segment and supports our continued interest to expand our broadcast facility construction and installation work throughout the world. ”Mr. Zayed also stated “TransRadio is on the cutting edge of technology in the broadcasting equipment market and its long successful history and engineering strength has positioned TransRadio as a key player in this market place. TransRadio has installed its products and is active in numerous countries throughout Asia, Europe and Africa. We believe that TransRadio will continue to strengthen its market position through innovative technological product offerings which will open TransRadio to new markets as well as further growth in its existing market place.  In turn, Pernix Group will benefit from diversifying its product and service offerings, and will expand its market reach with the TransRadio acquisition, while continuing to leverage its core competency and successful track record in managing international operations.”

Jochen Huber, co-CEO of TransRadio stated “I feel confident that joining forces with Pernix will only enhance TransRadio’s ability to service its customers, bring added resources for product development and open up new markets and sales opportunities. My team and I look forward to being a part of the Pernix Group.”

Pernix Group purchased 815,650 TransRadio shares at $2.70 per share or $2,202,255 from two shareholders.  650,000 of the 815,650 shares were purchased from Lorna Continental, S.A. and the remaining 165,650 shares were purchased from Senna Finanz Holding, A.G. The acquisition was funded through the sale of 2,934,000 unregistered shares of Pernix common stock, yielding $2,200,500 in gross proceeds.  The sale of unregistered securities were to Halbarad Group, Ltd. and Ernil Continental S.A., who currently own approximately 95% of the outstanding shares of Pernix Group, Inc.

The Company will issue an 8K/A within the 71 days of the transaction date and will provide additional financial disclosure as required.

Pernix Group Inc. is a global company with its international headquarters located in Lombard, Illinois.  The company is engaged in two primary business segments:  construction services as a Design-Build General Contractor in the Federal and Government market and building, managing and investing in credit worthy and bankable Energy Projects as an Independent Power Producer and General Contractor.  We have full scale construction and management capabilities.  Pernix has subsidiaries in the Western Pacific islands of Tinian, Saipan and in the South Pacific island of Fiji.  In 2007 Pernix Group led a joint venture that was awarded a multi million contract to build the new United States Embassy in Suva, Fiji.   Additional information is available at www.pernixgroup.com.

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company's filings with the U.S. Securities and Exchange Commission.

For additional information contact:

Greg Grosvenor
Pernix Group, Inc.
Tel: (630) 620 4787
ggrosvenor@pernixgroup.com